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                                                                   EXHIBIT 10.3


                       UNIVERSAL TECHNICAL INSTITUTE, INC.
                           1997 RESTRICTED STOCK PLAN

                                    SECTION 1

                                     GENERAL

      1.1 Purpose. The Universal Technical Institute, Inc. 1997 Restricted Stock Plan (the "Plan") has been established by Universal Technical Institute, Inc. (the "Company") to attract and retain employees and other persons providing services to the Company and the Related Companies (as defined below) through compensation that is based on the Company's shares of common stock (the "Stock"), thereby further identifying Participants' interests with those of the Company's stockholders and promoting the long-term financial interest of the Company and the Related Companies. The term "Related Company" means any company during any period in which it is a "subsidiary corporation" (as that term is defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to the Company.

      1.2 Administration. The authority to manage and control the operation and administration of the Plan shall be vested in the "Administrator". The Administrator shall be the full Board of Directors of the Company (the "Board"), or a duly authorized committee thereof. The Administrator shall have the authority and discretion to (a) manage and control the operation of the Plan,
(b) interpret and construe the provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to the Plan, (c) grant Restricted Stock Awards (as defined in Section 2.1) under Section 2 of the Plan, in such amounts and subject to such restrictions, limitations and conditions as it deems appropriate, (d) subject to the provisions of Section 4, modify the terms of, cancel or suspend Restricted Stock Awards, (e) prescribe the form of agreement, certificate or other instrument evidencing any Restricted Stock Award under the Plan, (f) correct any defect or omission and reconcile any inconsistency in the Plan or in any award of Stock hereunder, and (g) make all other determinations and take all other actions as it deems necessary or desirable for the implementation and administration of the Plan. The determination of the Administrator on matters within its authority shall be conclusive and binding on the Company and all other persons.

      1.3 Participation. Subject to the terms and conditions of the Plan, the Administrator shall determine and designate from among the Eligible Individuals, those persons who will be granted Restricted Stock Awards under the Plan and thereby become "Participants" in the Plan. For purposes of the Plan, the term "Eligible Individual" shall mean any employee of the Company or such employee's designee.

                                    SECTION 2

      2.1 Definition. Subject to the terms of this Section 2, a "Restricted Stock Award" under the Plan is a grant of shares of Stock to a Participant, the vesting of which is subject to one or more conditions established by the Administrator. Such conditions may relate to events (such as performance or continued employment) occurring before or after the date the Restricted Stock
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Award is granted, or the date the Stock is vested in the Participant. If the vesting of Restricted Stock Awards is subject to conditions occurring after the date of grant, the period beginning on the date of grant of a Restricted Stock Award and ending on the vesting or forfeiture of such Stock (as applicable) is referred to as the "Restricted Period". Restricted Stock Awards may provide for delivery of the shares of Stock at the time of grant, or may provide for a deferred delivery date.

      2.2 Eligibility. The Administrator shall designate the Participants to whom Restricted Stock Awards are to be granted, and the number of shares of Stock that are subject to each such Award.

      2.3 Terms and Conditions of Awards. Except as otherwise provided in the applicable Award Agreement (as defined herein), Restricted Stock Awards granted to Participants under the Plan shall be subject to the following terms and conditions:

      (a) Beginning on the date of grant (or, if later, the date of distribution) of shares of Stock comprising a Restricted Stock Award, and including any applicable Restricted Period, the Participant as owner of such shares shall have the right to vote such shares; provided, however, that, if requested by the Administrator, the Participant agrees to place such shares in a Voting Trust until the Stock has vested.

      (b) Any Participant who is not a signatory to the Stockholders Agreement dated September 30, 1997 by and among all of the Stockholders of the Company shall, on or prior to the date of grant, shall become a signatory to the Stockholders Agreement.

      (c) Payment of dividends with respect to Restricted Stock Awards shall be subject to the following:

            (i) On and after the date that a Participant has a fully vested right to the shares comprising a Restricted Stock Award, and the shares have been distributed to the Participant, the Participant shall have all Dividend Rights (and other rights) of a stockholder with, respect to such shares.

            (ii) Prior to the date that a Participant has a fully vested right to the shares comprising a Restricted Stock Award, the Administrator, in its sole discretion, may award Dividend Rights (and any other rights) with respect to such shares.

            (iii) A "Dividend Right" with respect to shares comprising a
                  Restricted Stock Award shall entitle the Participant, as of each dividend payment date, to an amount equal to the dividends payable with respect to a share of Stock multiplied by the number of such shares. Dividend Rights shall be settled in cash or in shares of Stock, as determined by the Administrator, shall be payable at the time and in the form determined by the Administrator, and shall be subject to such other terms and conditions as the Administrator may determine.


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      2.4   Vesting. Unless provided otherwise by the Administrator or in the applicable Award Agreement, Restricted Stock Awards granted to any Participant before January 1, 1998 shall initially be non vested and shall not become vested until the last day of each calendar year commencing with 1998 and ending with 2002, if and to the extent, if any, that the performance criteria relating to the achievement of certain cumulative EBITA goals set forth below are met. Restricted Stock Awards granted to Participants on or after January 1, 1998 shall become vested in accordance with the terms established by the Administrator at the time the Restricted Stock Award is granted. The cumulative EBITA goals which must be met with respect to Restricted Stock Awards granted before January 1, 1998, and the portion of each such Restricted Stock Award which shall become vested each year upon the achievement of that year's cumulative EBITA goals, is as follows:

        If cumulative                                 Percentage of total shares
          EBITA for                                      awarded which become
         year ended           Equals at least:           vested on such date:
      -----------------    ----------------------     --------------------------
            1998                $10,400,000                        20%
            1999                $21,900,000                        40%
            2000                $35,900,000                        60%
            2001                $51,900,000                        80%
            2002                $69,100,000                       100%

If the cumulative EBITA set forth above is not achieved for any calendar year, no additional shares shall become vested under any Restricted Stock Award as of the last day of such year; provided, however, that if the cumulative EBITA target is achieved for a subsequent calendar year, any non-vested shares which could have become vested in a prior year (had the cumulative EBITA target been achieved for such prior year) shall become vested at the end of such subsequent year. Any shares which have not become vested on or before December 31, 2002 under the above schedule shall be forfeited. For purposes of the Plan, the term "EBITA" means the Company's earnings before interest, taxes, amortization and transaction expenses related to or arising out of the transaction pursuant to which the Company acquired certain assets of The Clinton Harley Corporation and Clinton Educational Group, Inc. (the "Asset Acquisition"), amortization and transaction expenses related to or arising out of the transactions contemplated by the Securities Purchase Agreement, dated September 30, 1997, between the Company and the Purchasers identified therein, depreciation related to asset step-ups contemplated by the Asset Acquisition, non-compete payments to certain former shareholders of the Company listed in Annex A hereto and management and investment banking fees paid to The Jordan Company. EBITA will be determined by the Administrator, in its sole discretion, and its determination shall be final. The Administrator shall determine EBITA in accordance with United States generally accepted accounting principles applied consistently with the audited financial statements of the Company's predecessor by merger, Lincoln Technical Institute of Arizona, Inc., as of and for the period ending February 28, 1997. Such determination with respect to any calendar year shall be made by the Administrator no later than thirty (30) days after the Company's receipt of audited financial statements for such year, and the vesting or forfeiture (as the case may be) resulting therefrom shall be deemed for all purposes to have occurred at the end of such year. Notwithstanding the foregoing provisions of this Section 2.4, except as otherwise provided in the


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applicable Award Agreement (i) a Participant must remain in the employ of the
Company and the Related Companies as of the last day of any year in order to become vested in the portion of the shares that first become vested as of the last day of that year, and (ii) if a Participant terminates employment with the Company and the Related Companies for any reason prior to December 31, 2002, any shares under his Restricted Stock Award which have not become vested on or before his termination date shall be forfeited.

      In the event any Participant forfeits his shares pursuant to this Section 2.4, the Company shall repurchase such Participant's shares for an amount per share equal to that which the Participant paid at the time such shares were awarded (the "Forfeiture Amount"), provided, however, that the Company may apply the Forfeiture Amount against any amounts owed to the Company by the Participant, including, without limitation, amounts outstanding under any promissory note for the purchase price of the Restricted Stock or any portion thereof.

                                   SECTION 3

                          OPERATION AND ADMINISTRATION

      3.1 Effective Date. The Plan became effective as of September 30, 1997, the date it was adopted by the Board.

      3.2 Shares Subject to Plan. The shares of Stock with respect to which Restricted Stock Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. The number of shares of Stock which may be issued with respect to Restricted Stock Awards under the Plan shall not exceed 235 shares of Stock as of the date the Plan is adopted by the Board, subject to adjustment in accordance with Section 3.3. Any shares of Stock granted under a Restricted Stock Award which are forfeited for any reason shall again become available for Restricted Stock Awards under the Plan.

      3.3 Adjustments to Shares Reserved. In the event of any merger, consolidation, reorganization; recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Stock or other change in the corporate structure or capitalization affecting the Stock (each an "Extraordinary Event"), the type and number of shares of stock which are or may be subject to Restricted Stock Awards under the Plan and the terms of any outstanding Restricted Stock Awards shall be equitably adjusted by the Administrator, in its reasonable discretion, to preserve the value of benefits awarded or to be awarded to Participants under the Plan. Notwithstanding the foregoing: (i) unvested shares of stock under a Restricted Stock Award that have been issued prior to the Extraordinary Event and not forfeited pursuant to Section 2.4 prior to the Extraordinary Event shall be entitled, in connection with the Extraordinary Event, to receive the same distributions or consideration per share, and otherwise to be treated in all respects the same, as other then issued and outstanding shares of Stock not covered by the Plan, and (ii) the aggregate purchase price and forfeiture price for shares of Stock covered by a Restricted Stock Award (including any securities received in connection with the Extraordinary Event in respect of such shares) shall not be changed.


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      3.4   Limitations on Distributions. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

      (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

      (b) In the case of a Participant who is or becomes subject to Section 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, the Administrator may, at any time, add such conditions and limitations to any Restricted Stock Award granted to such Participant, or any feature of any such Restricted Stock Award, as the Administrator, in its reasonable discretion, deems necessary to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

      (c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

      3.5 Withholding. All Restricted Stock Awards and other payments under the Plan are subject to withholding of all applicable taxes, if any, which withholding obligations may be satisfied, with the consent of the Administrator, through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

      3.6 Transferability. Other than as set forth in any other agreement to which the Company is a party, non-vested shares of Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period applicable to such shares. Each certificate issued with respect to shares of Stock granted under the Plan which are distributed prior to the lapse of the Restricted Period may, at the discretion of the Administrator, be deposited in a bank designated by the Administrator. Each such certificate shall bear the following (or a similar) legend:

      "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Universal Technical Institute, Inc. 1997 Restricted Stock Plan and the Stockholders Agreement entered into between the registered owner and Universal Technical Institute, Inc. A copy of such plan and agreement is on file in the office of the Secretary of Universal Technical Institute, Inc.; c/o The Jordan Company; 9 West 57th Street, Suite 4000; New York, New York 10019; Attention: A. Richard Caputo, Jr."

      3.7 Notices. Any notice or document required to be filed with the Administrator under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Administrator, in care of the Company, at its principal executive offices. The Administrator may, by advance written notice to affected persons, revise such notice procedure from time to


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time. Any notice required under the Plan (other than a notice of exercise) may be waived by the person entitled to notice.

      3.8 Agreement with Company. At the time a Restricted Stock Award is granted to a Participant under the Plan, the Administrator may require the Participant to enter into an agreement with the Company (the "Award Agreement") in a form specified by the Administrator, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Administrator may, in its reasonable discretion, prescribe.

      3.9 No Contract of Employment. The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan or in any award, no award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all requirements and other conditions for receipt of such rights.

      3.10 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it reasonably considers pertinent and reliable, and signed, made or presented by the proper party or parties.

      3.11 Gender and Number. Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

      3.12 Effect of Vesting. Shares of Stock that become vested shall, upon such vesting, cease to be subject to the terms of this Plan but shall remain subject to the terms of the Stockholders Agreement.

                                   SECTION 4

                            AMENDMENT AND TERMINATION

      4.1 The Board may, at any time, amend or terminate the Plan; provided that subject to Section 3.3 (relating to certain adjustments to shares), no amendment or termination may adversely affect the rights of any Participant under any Restricted Stock Award granted under the Plan prior to the date such amendment is adopted by the Board.


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